UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 1, 2009

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24821	No. 77-0430924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2145 Hamilton Avenue

San Jose, CA 95125

(Address of principal executive offices including Zip Code)

(408) 376-7400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 1, 2009, eBay Inc., a Delaware corporation (“eBay”), eBay International AG, a company organized under the laws of Switzerland and a wholly owned subsidiary of eBay (“International”), and Sonorit Holding, AS, a Norwegian company and a wholly owned subsidiary of eBay (“Sonorit,” and together with eBay and International, the “Sellers”), and an entity organized and owned by an investment group led by Silver Lake and including the Canada Pension Plan (CPP) Investment Board, Index Ventures and Andreessen Horowitz (the “Buyer”), entered into a share purchase agreement (the “Purchase Agreement”) pursuant to which the Sellers agreed to sell the share capital of Skype Luxembourg Holdings S.a.r.l., Skype Inc., Camino Networks, Inc. and Sonorit (collectively with their respective subsidiaries, the “Skype Companies”) to the Buyer. The transaction values the Skype Companies at approximately $2.75 billion and is expected to close in the fourth quarter of 2009.

Under the terms of the Purchase Agreement, the Sellers expect to receive (i) approximately $1.9 billion in cash at closing, subject to adjustment, (ii) a subordinated note in the principal amount of $125 million, and (iii) an equity stake of approximately 35% in the Buyer.

Consummation of the sale is subject to, among other conditions, (i) the continued accuracy of the warranties and the performance of covenants and obligations, except in each case for failures that would not reasonably be expected to result in a material adverse effect on the Skype Companies (subject to certain exceptions), (ii) receipt of required approvals or clearances pursuant to antitrust or competition laws, (iii) the absence of any change or development that would reasonably be expected to result in a material adverse effect on the Skype Companies, (iv) the absence of any injunctions relating to certain specified litigation matters, and (v) no settlement of the pending litigation with Joltid Limited having been effected without the consent of the Buyer (subject to certain limitations). The Buyer has committed debt financing from certain lenders, the proceeds of which would be used to finance a portion of the cash consideration payable to the Sellers. However, there is no financing condition to the obligations of the Buyer to consummate the transaction.

At the closing, the Sellers and the Buyer are expected to enter into certain ancillary agreements, including agreements relating to intellectual property cross-licenses, transitional services and office space. Skype is expected to enter into a new commercial agreement with PayPal, Inc. The Sellers and the Buyer are also expected to enter into a shareholders agreement at the closing relating to, among other things, the governance of the Buyer, the disposition or transfer of the equity of the Buyer, extraordinary transactions involving the Skype Companies and other customary provisions.

In the Purchase Agreement, the Sellers and the Buyer have made certain customary warranties. Claims made by the Buyer for inaccuracies in the warranties of the Sellers are generally subject to certain limitations, including a per claim threshold of €100,000, a deductible of 0.5% of the purchase price and a limitation on liability of $300 million. The parties have also agreed to certain pre-closing and post-closing covenants. Among other things, the Sellers have agreed, subject to certain exceptions, to conduct the Skype Companies’ business prior to closing in the usual course consistent with past practice and not to engage in certain transactions or activities during such period. With respect to certain specified litigation matters, the Sellers have also agreed, among other things, to bear 50% of the cost of any monetary judgment that is rendered following the closing of the transaction.

The Purchase Agreement contains customary termination rights. If the Sellers terminate the Purchase Agreement for an uncured breach by the Buyer that would cause the failure of a closing condition to be satisfied or for a failure of the Buyer to close the transaction when all conditions to closing have been satisfied, the Buyer will owe the Sellers a termination fee in the amount of $300 million (the “Reverse Termination Fee”). In addition, the Buyer has the right to terminate the Purchase Agreement at any time prior to closing upon payment to the Sellers of the Reverse Termination Fee.

Mr. Marc L. Andreessen, a member of the board of directors of eBay, is a general partner of Andreessen Horowitz, which will own less than 5% of the Buyer.

Item 8.01. Other Events.

On September 1, 2009, eBay issued a press release announcing its sale of the Skype Companies, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, issued by eBay Inc. on September 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2009

EBAY INC

By:	/s/ Brian H. Levey
Brian H. Levey Vice President, Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, issued by eBay Inc. on September 1, 2009